As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-150467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Madison Square Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

51 Madison Avenue, Suite 2000

New York, New York 10010

(212) 400-9095

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Ullman

Chairman and Chief Executive Officer

51 Madison Avenue, Suite 2000

New York, New York 10010

(212) 400-9095

(212) 679-5360 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq. Ronald J. Lieberman, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Facsimile)	Howard B. Adler, Esq. Anne L. Benedict, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Ave., N.W. Washington, D.C. 20036-5306 (202) 955-8500 (202) 955-0539 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (do not check if smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Madison Square Capital, Inc. is filing this Amendment No. 7 to its Registration Statement on Form S-11 (Registration No. 333-150467) (the “Registration Statement”) for the sole purpose of filing exhibits to the Registration Statement as set forth in Item 36(b) of Part II.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by Madison Square Capital, Inc. (the “Registrant”).

Securities and Exchange Commission registration fee	$14,900
FINRA filing fee	38,500
NYSE listing fee	100,000
Printing and engraving fees	200,000
Legal fees and expenses	975,000
Accounting fees and expenses	150,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	266,600

Total	$1,750,000

All expenses, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, are estimated and may vary significantly.

Item 32.	Sales to Special Parties.

See response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On April 1, 2008, the Registrant sold 10,000 shares of its common stock in a private offering to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. All of these shares were sold for a purchase price of $0.01 per share for gross proceeds of $100. The following table sets forth the name and number of shares purchased by each investor in the April 1, 2008 private offering.

Name	Number of Shares
Paul A. Ullman	2,317
ACI Capital Highland Investors, LLC	2,178
Elias Katz	1,667
Kenneth A. Saverin	1,667
Daniel A. Leyden	832
ACI/Highland, LLC	139
Susan Lynskey	300
Gary Mendelsohn	300
Dean Smith	300
Christian Jones	150
Tom McHugh	150

Subsequent to this private offering and prior to the closing of the initial public offering described in this Registration Statement, we will effect a stock dividend with respect to the 10,000 shares of common stock issued in connection with our formation and initial capitalization to the effect that such shares will equal 1.0% of our issued and outstanding common stock immediately following completion of the initial public offering.

Item 34.	Indemnification of Directors and Officers.

Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Registrant’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s charter also authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate the Registrant to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of our company or a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant, with approval by the Registrant’s Board of Directors, expects to obtain directors’ and officers’ liability insurance. The Registrant also intends to enter into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted by Maryland law.

Pursuant to the underwriting agreement to be entered into in connection with this offering, a substantially final form of which will be filed as an exhibit to the Registration Statement, the underwriters will agree to indemnify the Registrant’s directors, officers and persons controlling the Registrant, within the meaning of the Securities Act against certain liabilities that might arise out of or are based upon certain information furnished to the Registrant by an such underwriter.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following is a list of exhibits filed as part of this Registration Statement:

Exhibit	Description of Document
1.1	Form of Underwriting Agreement among Madison Square Capital, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

3.1	Form of Articles of Amendment and Restatement of Madison Square Capital, Inc.**

3.2	Form of Bylaws of Madison Square Capital, Inc.**

4.1	Specimen Certificate of Common Stock of Madison Square Capital, Inc.**

5.1	Opinion of Venable LLP as to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

10.1	Form of Management Agreement by and between Madison Square Capital, Inc. and MDQ Advisors, LLC.**

10.2	Form of Amended and Restated 2008 Equity Incentive Plan.*

10.3	Form of Indemnification Agreement.**

10.4	Form of Restricted Stock Award Agreement for Non-Officer Directors.**

10.5	Form of Stock Option Agreement.*

23.1	Consent of Hunton & Williams LLP (included in Exhibit 8.1).*

23.2	Consent of McGladrey & Pullen, LLP.**

23.3	Consent of Robert H. Hartheimer to be named as director nominee.**

23.4	Consent of Peter R. Burnim to be named as director nominee.**

23.5	Consent of Carolyn Downey to be named as director nominee.**

23.6	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).**

*	Filed herewith.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 9, 2009.

MADISON SQUARE CAPITAL, INC.

By:	/s/ PAUL A. ULLMAN
Name:	Paul A. Ullman
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/S/ PAUL A. ULLMAN	By:	/s/ DANIEL A. LEYDEN
Name:	Paul A. Ullman	Name:	Daniel A. Leyden
Title:	Chief Executive Officer and Director (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date:	February 9, 2009	Date:	February 9, 2009

By:	/S/ KENNETH A. SAVERIN
Name:	Kenneth A. Saverin
Title:	Director

Date:	February 9, 2009

EXHIBIT INDEX

Exhibit	Description of Document
1.1	Form of Underwriting Agreement among Madison Square Capital, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

3.1	Form of Articles of Amendment and Restatement of Madison Square Capital, Inc.**

3.2	Form of Bylaws of Madison Square Capital, Inc.**

4.1	Specimen Certificate of Common Stock of Madison Square Capital, Inc.**

5.1	Opinion of Venable LLP as to the legality of the securities being registered.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.*

10.1	Form of Management Agreement by and between Madison Square Capital, Inc. and MDQ Advisors, LLC.**

10.2	Form of Amended and Restated 2008 Equity Incentive Plan.*

10.3	Form of Indemnification Agreement.**

10.4	Form of Restricted Stock Award Agreement for Non-Officer Directors.**

10.5	Form of Stock Option Agreement.*

23.1	Consent of Hunton & Williams LLP (included in Exhibit 8.1).*

23.2	Consent of McGladrey & Pullen, LLP.**

23.3	Consent of Robert H. Hartheimer to be named as director nominee.**

23.4	Consent of Peter R. Burnim to be named as director nominee.**

23.5	Consent of Carolyn Downey to be named as director nominee.**

23.6	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).**

*	Filed herewith.
**	Previously filed.